Exhibit 99.1

For Immediate Release

Contacts:
Chiron Corporate Communications
& Investor Relations
Media:	510.923.6500
Investors:	510.923.2300

CHIRON ANNOUNCES TERMS OF $350 MILLION
CONVERTIBLE DEBENTURE OFFERING

EMERYVILLE, CA., June 17, 2004—Chiron Corporation (NASDAQ: CHIR) announced today that it has agreed to the sale of 30-year convertible debentures to qualified institutional buyers. The debentures are convertible under certain circumstances into cash, and, if applicable, Chiron common stock. The company anticipates gross proceeds of approximately $350 million. The initial purchasers of the 30-year debentures will also have a 13-day option to purchase additional debentures, which could give Chiron up to approximately $35 million additional gross proceeds.  The Company intends to use the net proceeds from the offering for general corporate purposes.

Terms of the debentures include a coupon of 2 ¾% and an initial conversion price of $67.00. The debentures may not be called for redemption by Chiron for 6 years. Holders of the debentures will have the option to require Chiron to purchase their debentures at par value in years 6, 10, 15, 20 and 25 for cash and accrued and unpaid interest, if any.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The debentures and the shares of Chiron common stock, if any, issuable upon conversion have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release is being issued pursuant to Rule 135c under the Securities Act of 1933.

This news release contains forward-looking statements, including statements regarding use of proceeds from the convertible debentures, that involve risks and uncertainties and are subject to change.  A full discussion of the company’s operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-Q for the quarter ended March 31, 2004, and the form 10-K for the year ended December 31, 2003, and will be contained in all subsequent periodic filings made with the SEC.  These documents identify important factors that could cause the company’s actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review and approvals, manufacturing capabilities, intellectual property protections and defenses, stock-price and interest-rate volatility, and marketing effectiveness.

Consistent with SEC Regulation FD, we do not undertake an obligation to update the forward-looking information we are giving today.

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